PRIVATE INSTRUMENT FOR THE THIRD ALTERATION OF THE
SOCIAL CONTRACT OF
“GLOBAL MILK NEGÓCIOS E ADMINISTRAÇÃO
DE BENS PRÓPRIOS LTDA.”

NIRE 35.222.921.829
CNPJ n. 10.605.431/0001-35

Through the present private instrument, the parties qualified ahead:

CASTROL LLC., duly established company and in conformity to the legislation of the state of Delaware, in the United States of America, with its head Office at Greentree Drive, n. 160,  Room 101, Dover, Kent County, 19904, in this act represent by its legal representative, Mr. Edison Carmagnani, Brazilian, married, business man, possessing the ID n. 2.256.983 SSP/SP, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 063.543.788-00, living and holding residence at Rua Bartira, n. 482, apartment 131, district of Perdizes in the city of São Paulo, State of São Paulo, P.O. BOX 05009-000;

Trustee of 100% (one hundred per cent) of the joint stock of GLOBAL MILK NEGÓCIOS E ADMINISTRAÇÃO DE BENS PRÓPRIOS LTDA. limited society company, with its head-office at Av. dos Tajurás, n. 236, district of Cidade Jardim, in the city of São Paulo, State of São Paulo, P.O. BOX 05670-000, enrolled in the National Registry for Legal Entities of the Brazilian Treasury Department – CNPJ (port.) under the n. 10.605.431/0001-35, with its Social Contract dutifully filed in the Board of Trade of the State of São Paulo – JUCESP (port.) under the “NIRE” 35.222.921.829, in a session held on December 2nd, 2008.

And also,

B&D FOOD CORP., society located in the United States of America duly established and in conformity to the legislation of the state of Delaware, located at  Madison Avenue, n. 575, New York, NY, USA, represented in this act by Mr. Javier Taño Feijóo, Uruguayan, divorced, business administrator, possessing the RNE n. W275.706-U, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 035.316.128-40, holding residence at Rua Barata Ribeiro, n. 482, apartment 323, Block. 11, district of Cerqueira Cesar in the city of São Paulo, State of São Paulo, P.O. BOX 01308-000;

Have between them to be fair and of common accord that which follows:

1.           In this act the partners decide to increase the joint stock of this company by R$ 20.000.000,00 (twenty million reais), with the subscription of 300.000 (three hundred thousand) new shares, going from the current R$ 20.000,00 (twenty thousand reais) , to R$ 20.020.000,00 (twenty million and twenty thousand reais) with the admission of the new partner B&D FOOD CORP., in accordance to the society chart stated in item 3 below.

2.           The partner CASTROL LLC. , in this act, chooses to acquire the full amount of the shares that are present today at the treasury, which amounts to 01 (one) single share representative of this society’s joint stock.

3.           By reason of the alterations above, the partners decide to alter the 5th Clause of the Social Contract, that will as of now have the following content:

“5th CLAUSE – The social capital shall be totally subscribed and integrated, in national currency, in the sum total of 20.020.000,00 (twenty million and twenty thousand reais) split into 500.000 (five hundred thousand) shares, with the value per unit set at R$ 40,04 (fourty reais and four cents), until December 12th, 2009,  distributed between the partners in the following way.

Partners	N. of shares	Value (R$)
CASTROL LLC	200.000	8.008.000,00
B&D FOOD CORP.	300.000	12.012.000,00
Total	500.000	20.020.000,00

First Paragraph: The partners bind themselves to integrate irrevocably until de date of December 12th, 2009, the full sum of their participations, under penalty of losing their shares.

Second Paragraph: The responsibility of the partners is limited to the value of their shares, but all are jointly liable for the integration of the social capital, in the terms of article 1.052 of the Brazilian Civil Code (Law n. 10.406/02).

Third Paragraph: In the event of an increase in social capital, the partners will have the right of preference in the subscription of new shares, proportionally to the respective share amount held by them in the joint stock corporation.

Fourth Paragraph: The shares are undividable with regard to the joint stock corporation and each shall have right of vote in the social deliberations.

Fifth Paragraph: It is prohibited to the partners, under any circumstances, the complete or partial pawning of the social capital shares, as well as placing them as collateral, mortgaging or burdening them in any form.

Sixth Paragraph: If joint ownership over the shares is established, the rights inherent to them shall only be exercised by the representative joint owner or by the executor of the Estate of the deceased partner.

Seventh Paragraph: The institution of Usufruct will be expressly admitted over the representative shares of the social capital.”

4.           The partners decide, moreover, to alter the 6th and 7th clauses of the joint stock corporation’s administration, to include the new administrator Ms. Giovanna Benetti, Brazilian, single, administrator, possessing the ID n. 33.020.090-2, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 230.407.128-70, holding residence at Alameda Itapecuru, n. 473, apartment 121,  Commercial Center district, Alphaville, in the city of Barueri, State of São Paulo, P.O. BOX 06454-080, as of now duly elected, which shall act together with the previous administrator. Thus, the new content of the referred clauses shall be as below:

6th Clause  - The administration of the joint stock company shall be held jointly by Mr. Javier Taño Feijóo, Uruguayan, divorced, business administrator, possessing the RNE n. W275.706-U, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 035.316.128-40, holding residence at Rua Barata Ribeiro, n. 482, apartment 323, Block. 11, district of Cerqueira Cesar in the city of São Paulo, State of São Paulo, P.O. BOX 01308-000 and by Ms. Giovanna Benetti, Brazilian, single, administrator, possessing the ID n. 33.020.090-2, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 230.407.128-70, holding residence at Alameda Itapecuru, n. 473, apartment 121,  Commercial Center district, Alphaville, in the city of Barueri, State of São Paulo, P.O. BOX 06454-080, under the designation of Administrators, invested with powers to validly oblige and represent the joint stock corporation, actively and passively, under judicial observance or not, respected the dispositions of the 7th and 8th  clauses.

First Paragraph: The legal representatives may sublet their powers within certain limits, the subletting having to be endowed with the specification of the powers and the time frame for which they will be valid, safe for the ad judicia legal representations.

Second Paragraph: It is expressly forbidden for the joint stock corporation to stand surety in any form, as well as holding favors and/or any obligations foreign to their corporate objectives and interests. .”

“7th Clause – It is the administrators’ joint responsibility:
a)           to represent the corporation in a court of law or out of it actively and passively, judicially or extra-judicially;
b)           to administer and manage the business representing the joint stock corporation with regard to  governmental stances, departments and the like, as well as to public, private or mixed-economy corporations, in the federal, state or local spheres and to public notary’s offices in all their branches.
c)           to open, move and close any bank accounts whatsoever, to deposit and withdraw money, bonds and other objects of value, to sign checks, orders of payment, ordering of checkbooks, withdrawals, duplicates, triplicates, bills of exchange, as well as any other documents pertaining to the dutiful activities of the joint stock corporation;
d)           to cease, to agree, to compromise, to settle or to make agreements on whichever entitlements or obligations which involve the corporate interests;
e)           to assume under the corporation’s name any obligations or responsibilities whatsoever, being allowed, to this end, to sign any documents or public and private contracts, being however forbidden to take out loans under the corporation’s name, which shall require the unanimous approval of the partners;
f)           to represent the corporation with regard to any financial institutions whatsoever, banking establishments, in all their portfolios; also regarding the Brazilian Central Bank and Stock Exchange.
g)           all remaining powers necessary to put into effect the corporate objective, as long as the limits of the following clause are respected.”

5.	Finally, the partners decide to consolidate the Corporate Social Contract, with the new clauses presently altered above.

CONSOLIDATION OF THE CORPORATE SOCIAL CONTRACT OF GLOBAL MILK NEGÓCIOS E ADMINISTRAÇÃO DE BENS PRÓPRIOS LTDA.

CHAPTER I – OF THE SOCIAL DENOMINATION AND HEAD OFFICE

1st CLAUSE– The joint stock corporation shall run under the social denomination of GLOBAL MILK NEGÓCIOS E ADMINISTRAÇÃO DE BENS PRÓPRIOS LTDA.

2ND CLAUSE - The joint stock corporation, with its head-office at Av. dos Tajurás, n. 236, district of Cidade Jardim, in the city of São Paulo, State of São Paulo, P.O. BOX 05670-000, being able to create or terminate branches, agencies and offices in any location in the country or overseas, by a resolution of the capital’s majority.

Single Paragraph: The branches eventually opened shall be terminated in the event the following circumstances are given:
a)           if the head-establishment is terminated; or
b)           by decision of the partners which comes to represent the majority of the joint social capital.

CHAPTER II – OF THE SOCIAL OBJECTIVE

3rd CLAUSE - A joint stock corporation shall have as its objective: The administration of its own goods; Wholesale and Retail trading of the following food products: sliced, ground and whole cheeses, butter cream cheese , powdered milk, long-life milk, dry meat, coalho, milk sweets, cheese bread, mineral water, juices, yogurts, chocolate milk products, cream cheese based milk  specialty, food compound with cream of milk and vegetable cream, margarines, milky drinks, pure milk, pure milk serum, powdered milk serum , powdered food compound; Import and Export of the products described above; Commercial Representation, on its own or through third parties, being able to participate in other corporations as partner or share holder; and Distribution of the food products stated above.

CHAPTER IV – OF THE TIME LENGHT

4th CLAUSE -  The time length of the society is undetermined. The date of the beginning of the activities of the joint stock corporation is November, 24th, 2008.

CHAPTER V – OF THE SOCIAL CAPITAL AND SHARES

5th CLAUSE – The social capital shall be totally subscribed and integrated, in national currency, in the sum total of 20.020.000,00 (twenty million and twenty thousand reais) split into 500.000 (five hundred thousand) shares, with the value per unit set at R$ 40,04 (forty reais and four cents), until December 12th, 2009,  distributed between the partners in the following way:

Partners	N. of shares	Value (R$)
CASTROL LLC	200.000	8.008.000,00
B&D FOOD CORP.	300.000	12.012.000,00
Total	500.000	20.020.000,00

First Paragraph: The partners bind themselves to integrate irrevocably until de date of December 12th, 2009, the full sum of their participations, under penalty of losing their shares.

Second Paragraph: The responsibility of the partners is limited to the value of their shares, but all are jointly liable for the integration of the social capital, in the terms of article 1.052 of the Brazilian Civil Code (Law n. 10.406/02).

Third Paragraph: In the event of an increase in social capital, the partners will have the right of preference in the subscription of new shares, proportionally to the respective share amount held by them in the joint stock corporation.

Fourth Paragraph: The shares are undividable with regard to the joint stock corporation and each shall have right of vote in the social deliberations.

Fifth Paragraph: It is prohibited to the partners, under any circumstances, the complete or partial pawning of the social capital shares, as well as placing them as collateral, mortgaging or burdening them in any form.

Sixth Paragraph: If joint ownership over the shares is established, the rights inherent to them shall only be exercised by the representative joint owner or by the executor of the Estate of the deceased partner.

Seventh Paragraph: The institution of Usufruct will be expressly admitted over the representative shares of the social capital.”

CHAPTER VI – OF THE CORPORATE ADMINISTRATION

6th CLAUSE  - The administration of the joint stock company shall be held jointly by Mr. Javier Taño Feijóo, Uruguayan, divorced, business administrator, possessing the RNE n. W275.706-U, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 035.316.128-40, holding residence at Rua Barata Ribeiro, n. 482, apartment 323, Block. 11, district of Cerqueira Cesar in the city of São Paulo, State of São Paulo, P.O. BOX 01308-000 and by Ms. Giovanna Benetti, Brazilian, single, administrator, possessing the ID n. 33.020.090-2, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 230.407.128-70, holding residence at Alameda Itapecuru, n. 473, apartment 121,  Commercial Center district, Alphaville, in the city of Barueri, State of São Paulo, P.O. BOX 06454-080, under the designation of Administrators, invested with powers to validly oblige and represent the joint stock corporation, actively and passively, under judicial observance or not, respected the dispositions of the 7th  and 8th  clauses.

First Paragraph: The legal representatives may sublet their powers within certain limits, the subletting having to be endowed with the specification of the powers and the time frame for which they will be valid, safe for the ad judicia legal representations.

Second Paragraph: It is expressly forbidden for the joint stock corporation to stand surety in any form, as well as holding favors and/or any obligations foreign to their corporate objectives and interests.

7th CLAUSE – It is the administrators’ joint responsibility:
a)           to represent the corporation in a court of law or out of it actively and passively, judicially or extra-judicially;
b)           to administer and manage the business representing the joint stock corporation with regard to  governmental stances, departments and the like, as well as to public, private or mixed-economy corporations, in the federal, state or local spheres and to public notary’s offices in all their branches.
c)           to open, move and close any bank accounts whatsoever, to deposit and withdraw money, bonds and other objects of value, to sign checks, orders of payment, ordering of checkbooks, withdrawals, duplicates, triplicates, bills of exchange, as well as any other documents pertaining to the dutiful activities of the joint stock corporation;

d)           to cease, to agree, to compromise, to settle or to make agreements on whichever entitlements or obligations which involve the corporate interests;
e)           to assume under the corporation’s name any obligations or responsibilities whatsoever, being allowed, to this end, to sign any documents or public and private contracts, being however forbidden to take out loans under the corporation’s name, which shall require the unanimous approval of the partners;
f)           to represent the corporation with regard to any financial institutions whatsoever, banking establishments, in all their portfolios; also regarding the Brazilian Central Bank and Stock Exchange.
g)           all remaining powers necessary to put into effect the corporate objective, as long as the limits of the following clause are respected.

CHAPTER VII – OF THE LIMITATION OF POWERS

8TH CLAUSE – Limitation of the administrators’ powers. – Without prejudice to the dispositions contained in the 6th and 7th clauses above, for the signing and hiring of the matters below, previous written approval of the partners that represents the simple Majority of the company:
a)           acquisition, selling, mortgaging or rental of any property, movable or real-estate, which exceeds R$25.000,00 (twenty five thousand reais), be it in a simple operation or in a series of interconnected operations;
b)           licensing or sub-licensing to whichever third parties of whichever brands, patents and other property rights of which the company is the owner or is entitled to;
c)           sale or transfer, for any reason whatsoever, of any movable good or real-estate property, pertaining to the permanent assets of the joint stock corporation, specially its brands and patents.;
d)           acquisition or selling of any stock participation in other joint stock corporations, as well as voting rights in accordance to such stock participation ;
e)           opening or closing of branches;
f)           altering the corporation’s social contract;

g)           profit sharing;

i)           setting up of the Fiscal Council;
j)           election of the members and respective substitutes of the Fiscal Council;
k)           to declare bankruptcy or put the company under judicial recovery, or any other form of liquidation ;
l)           extending guarantees or compensation to insure responsibilities or obligations with third parties, as well as, putting into effect any complimentary act in the corporation’s name;
m)           acquiring any debentures, bonds, credit instruments, or any rights related to them;
n)           initiating any legal action, besides those relative to the credit rights of the corporation, to the protection of the brands and their related rights or any other action that pertains to the ordinary handling of the business;
o)           naming a legal representative to practice any of the actions described above.

 9TH CLAUSE – The administrators will be entitled to a monthly withdrawal of pro-labore bonds whose value shall be set by decision of partners representing the simple majority of the joint stock.

10TH CLAUSE – Non-partner administrators will be expressly admitted under the denomination of non-partner administrators, which must be named by a resolution of the partners representing the simple Majority of the joint stock and shall have the same powers conferred to the partner administrators.

First Paragraph: In case a non-partner administrator is named in a separate act, he shall be invested in his respective post by means of the signing of the office taking term set down in the corporation’s register book, all legal formalities being obeyed.

Second Paragraph: The mandate, in case of a non-partner administrator, shall have a length of 05 (five) years, the extension for another period  of the same length being allowed.

Third Paragraph: In the 10 (ten) subsequent days to the non-partner’s taking office, in a separate act, he shall have to, require the proper registration, it being necessary for him to give his name, nationality, civil status, residence, exhibiting still his identification documents, the office taking act, the date of his entitling and the management time-frame.

Fourth Paragraph: The way in which the non-partner administrators shall be remunerated shall be defined by the simple majority of the joint stock in a partner meeting specially called for this end.

11TH CLAUSE – The partner or non-partner administrator’s mandate, shall be entitled to cease by renouncing or destitution according to the will of the partners

First Paragraph: For the destitution of the partner administrators the approval of partners representing the simple majority of the joint stock shall be necessary; for the destitution of non-partner administrators, the approval of partners representing a majority of the joint stock shall be necessary.

Second Paragraph: In case the, partner or non-partner administrator renounces, it shall only be effective with regard to the society after it is communicated in writing by the one who is renouncing; and, with regard to third parties, after the its proper registration in a competent notary’s office.

CHAPTER VIII – OF THE PARTNERS’ MEETINGS AND ASSEMBLIES

12th CLAUSE – The partners shall meet when necessary, by means of summoning by any one of them, through registered mail, facsimile, e-mail, with 08 (eight) days is advance, this summoning being required to specify day, hour, place of the meeting and the order of the day. A registry of the meeting shall be done, and for its deliberations to acquire validity they shall depend on approval by the majority of the joint stock, safe for legal or contract-specific quorum.

First Paragraph: The partners shall be entitled to be represented by other partners or lawyers, by means of the extension of a mandate specifying the authorized acts, being then considered present at the meeting. In the same form, partner that giver their votes through fax, e-mail or any other written form shall be considered present.

Second Paragraph: Exemption of summoning – The partner meetings may be held and validly deliberate, being exempted the formalities for summoning contained in the heading of this clause, if partners representing the totality of the joint stock are present, or if all declare themselves, in writing, conscious of the place, date, time and order of the day.

13TH CLAUSE – Without prejudice to the holding of the meetings foreseen in the previous clause, a Annual General Assembly  shall necessarily be held, in the 04 (four) months subsequent to the end of the fiscal year, to deliberate the following matters:
a)           to take in the reports of the administrators;
b)           to approve the balance-sheet and the economical result;
c)           to designate administrators, if it is the case; and
d)           other matters that are in the order of the day.

First Paragraph: All dispositions relative to partners’ meetings apply to the Annual General Assembly, including those related to the exemption of the summoning formalities.

Second Paragraph: The announcing of the summoning for the Annual General Assembly shall be made public 03 (three) times.  The date of the first summoning shall take place 08 (eight) days in advance and the last 05 (five) days in advance to the date of the assembly.

Third Paragraph: Up to 30 (thirty) before the set date of the Annual General Assembly, the documents related to the matters set in items “a” e “b” of the heading, shall be made available the partners that do no hold the office of administrator, with the suitable proof of their having been received.

14TH CLAUSE – Exemption of holding meetings or assemblies. The meetings and assemblies can be exempted of taking place when all partners deliberate, in writing, about the matter which would have been their object, in the exact terms of the 3rd § of article 1.072 of the Brazilian Civil Code (Law n. 10.406/02).

CHAPATER IX – OF SOCIAL DELIBERATIONS

15TH CLAUSE – The following matters depend on the approval of share-holding partners representing the majority of the joint stock:
a)  approval of the administration’s numbers;
b)  just-cause based exclusion of a partner.

16TH CLAUSE – The following matters depend on the approval of share-holding partners representing Simple majority of the joint stock::
a)           the naming of the a partner or non-partner administrator;
b)           destitution of a partner or non-partner administrator
c)           remuneration form of the partner of non-partner administrators.
d)           filing for judicial or extrajudicial recovery;

17th CLAUSE – The following matters depend on the approval of share-holding partners representing 2/3 (two thirds) of the joint stock:
a)           changing the social contract;
b)           incorporation;
c)           merger;
d)           extinction of the corporation;
e)           ceasing the state of liquidation;
f)           dissolution of the corporation;

g)           splitting the corporation;
h)           transformation;
i)           opening and closing of branches, offices or agencies;
j)           remuneration form of the partner or non-partner administrators;

CHAPTER  X – OR THE CEASSING OF SHARES AND RIGHT OF PREFERENCE

18th CLAUSE – The partners shall not be allowed to cease or transfer their shares, for any reason, completely or partially, to parties foreign to the corporate chart.

19TH CLAUSE – If no partners show interest in acquiring shares from the exiting and/or selling partner, the latter will be given right of dissidence, his entitlements being verified and paid in the form of the 21st clause below.

CHAPTER XI – OF THE DISSOLUTION OF THE JOINT STOCK CORPORATION

20TH CLAUSE – Besides the cases legally foreseen, the joint stock corporation shall come to be dissolved, at any time, only by will of the partners representing ¾ (three quarters) of the joint stock.

21st CLAUSE – The death of any of the partners shall not cause the dissolution of the joint stock corporation, the latter continuing with its remaining partners.

First Paragraph: It is expressly forbidden the admittance of partners foreign to the corporate chart, for any reason, in the form of heirs, successors, spouses, ex-spouses, co-inhabitant or former co-inhabitant, safe by expressed acceptance of the remaining partners.

Second Paragraph: No heirs and/or successors of the deceased partner being admitted, a special balance-sheet will be raised, through which the corresponding share value will be verified, to be paid in 60 (sixty) monthly, successive, installments of equal value, the first of which shall be paid in the deadline of 90 (ninety) days, counted from the event .

CHAPTER XII – OF THE RESOLUTION OF THE JOINT STOCK CORPORATION REGARDING A PARTNER

22nd CLAUSE – The partner who wishes to withdraw himself from the corporation shall do his notice in writing,  with a minimum of 60 (sixty) days in advance, informing his intention of no longer remaining in the joint stock corporation. The partner’s entitlements will be verified and paid in the way foreseen in the second paragraph of the 21st clause above.

23RD CLAUSE – The exclusion of a partner shall be expressly admitted by just cause, without prejudice to the remaining forms of exclusion foreseen in specific legislation, by deliberation of the partners representing the majority of the joint stock corporation.

First Paragraph: It will fitting of the partners’ meeting, specially summoned to this end, to deliberate on the configuration of just cause, setting conducts and/or acts of undeniable gravity and endangerment, which put the continuity of the company at risk as well as the consecution of their corporate objectives.

Second Paragraph: The accused partner shall be made aware of the date, time and place of the meeting or assembly that is to deliberate on his exclusion, conferring him the right to defend and contest.

Third Paragraph: The entitlements of the excluded partner shall be calculated and paid for in the way foreseen on the second paragraph of the 21st clause, above.

CHAPTER XIII – OF THE FISCAL YEAR

24TH CLAUSE – The fiscal year shall coincide with the civil year, it’s Patrimonial Balance-Sheet being raised December 31st of every year. The verified profits and losses shall be attributed to the partners proportionately to their shares in the capital.

First Paragraph: The verified net profits shall have the destination that is given to them by the partners representing the majority of the joint stock capital.

Second Paragraph: It is as of now authorized, the raising of intermediate balance-sheets, for eventual profit distribution, even if the fiscal year has not come to an end.

CHAPTER XIV – OF THE GENERAL DISPOSITIONS

25th CLAUSE – The rules relative to the Joint Stock Corporations are applicable, in supplementary character or in case of any omissions of the present contract.

26TH CLAUSE – The partner or non-partner administrators are exempt of extending guarantees for their management or administration acts.

CHAPTER XV – OF THE ARBITRATION AND COMPETENT COURT

27TH CLAUSE – Any and all controversies arising from the present social contract that is not able to be settled by the partners consensually, shall be resolved through arbitration to be conducted by arbitrators that are part of the body and in the form regulated by BOVESPA’s Chamber of Arbitration and Mediation, the partners binding themselves to this form of solution independently of any other, however specific or privileged it is, binding themselves through the signing of an arbitration commitment in the for that  is applicable in the regulations of the BOVESPA’s Chamber of Arbitration and Mediation or any other Chamber of Arbitration that is elected in common accord between the partners.

28th CLAUSE – Finally,  the Central Judicature of the Capital of the State of São Paulo is elect as the competent court, to execute any arbitral decision, if necessary, explicitly excluding any other, independently of how privileged it is ..

DECLARATION OF INEXISTANCE OF IMPEDIMENT FOR THE EXERCISE OF ADMINISTRATION OF A JOINT STOCK CORPORATION

The partners and administrators declare, under the auspices of the law, that they are not impeded to exercise the administration of the joint stock corporation, by specific legislation or by virtue of a criminal conviction, or because they are under the effect of penalties that forbid them, even if temporarily, the access to public office, that they have not been convicted of any bankruptcy related crime, of prevarication, obstruction or bribery, of trying to obtain illicit advantages due to public office, of stealing public funds or goods, or still of having committed crimes against the popular economy, against the national financial system, against the rules of defense of the competition, against consumer relations, public trust or property.

And, by thus being fair and subject to common accord, the Parties sign the present instrument in 03 (three) copies of equal content and validity, in the concrete presence of 02 (two) witnesses, so as to generate the expected legal effects.

São Paulo, May 7th, 2009

JAVIER TAÑO FEIJÓO

GIOVANNA BENETTI

CASTROL LLC
P. Edison Carmagnani

B&D FOOD COORPORATION
Javier Taño Feijóo

Witnesses:

1.	2.
Name: Geroncio O. Moreira	Name: Ivania Sobral de Brito
ID: 14.921.565	ID: 14.254.195
Emitted by: SSP/SP	Emitted by: SSP/SP